                                                                    EXHIBIT 12.1


                         Central Maine Power Company
             Consolidated Computation of Earnings to Fixed Charges
                            (Dollars in Thousands)


                            For Nine Months Ending
                            ----------------------

                                                               Sept. 30
                                                                  1997
                                                               --------
Earnings:
  Net income                                                 $    7,644
  Federal and state income taxes                                  5,248
  Fixed Charges                                                  38,645
                                                             ----------
    Registrant's Subtotal                                        51,537

Majority-owned companies:
  Minority interest in income                                       218
  Federal and state income taxes                                  1,240
  Fixed charges                                                     116
Less - Undistributed income of less than
  50% - owned subsidiaries                                        2,718
                                                             ----------
    Total                                                    $   50,393
                                                             ==========
Fixed Charges:
  Interest on long-term debt                                 $   31,003
  Amortization of debt discount and
    expense, less premium                                           739
  Interest on short-term debt and other
    interest                                                      5,193
  Interest component of rental
    charges (Note A)                                              1,709
                                                             ----------
      Registrant's Subtotal                                      38,644
  Fixed charges of majority - owned
    companies                                                       116
                                                             ----------
                                                             $   38,760

Ratio of Earnings to Fixed Charges                                  1.3


Note A: The interest component of rental charges includes the estimated interest component of certain lease rental and one-third of all other rentals
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                          Central Maine Power Company
             Consolidated Computation of Earnings to Fixed Charges
                            (Dollars in Thousands)



For Twelve Months Ending

                                                        Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                                                          1996         1995         1994         1993          1992
                                                      ----------   ----------   ----------   ----------   ---------
Earnings:
   Net income                                        $  60,230    $  37,978    $   (23,263)  $  61,303    $   63,583
   Federal and state income taxes                       32,021       16,032        (14,144)     22,589        18,435
   Fixed Charges                                        51,628       52,559         51,057      48,944        55,998
                                                     ---------    ---------     ----------    --------    ----------
      Registrant's Subtotal                            143,879      106,569        13,650      132,836       138,016

Majority-owned companies:
   Minority interest in income                              48           23            23           23            23
   Federal and state income taxes                        1,435          974         2,135          874         1,290
   Fixed charges                                            20            1             1            1             1
Less - Undistributed income of less than
   50% - owned subsidiaries                                315        1,335           (76)         206           (59)
                                                     ---------    ---------     ----------    --------    ----------
      Total                                          $ 145,067    $ 106,232    $   15,885    $ 133,528    $  139,389
                                                     =========    =========     =========    =========    ==========

Fixed Charges:
   Interest on long-term debt                        $  43,611    $  45,823     $  41,968    $  39,321    $   44,275
   Amortization of debt discount and
     expense, less premium                               1,348        1,328           994          607           522
   Interest on short-term debt and other
     interest                                            4,341        3,244         5,887        6,784         8,844
   Interest component of rental
     charges (Note A)                                    2,328        2,164         2,208        2,232         2,357
                                                     ---------    ---------     ----------    --------    ----------
      Registrant's Subtotal                             51,628       52,559        51,057       48,944        55,998
   Fixed charges of majority - owned
     companies                                              20            1             1            1             1
                                                     ---------    ---------     ----------    --------    ----------
                                                      $ 51,648   $   52,560     $  51,058    $  48,945    $   55,999
                                                     =========    ==========    ==========    =========    ==========

Ratio of Earnings to Fixed Charges                        2.8           2.0           0.3          2.7           2.5

Note A: The interest component of rental charges includes the estimated interest component of certain lease rental and one-third of all other rentals.